Exhibit 10

                                          January 31, 2003

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

                        Re: Exhibit 10, Form N-1A

                        Calvert Social Index Series, Inc.

                        333-34122 and 811-09877

Ladies and Gentlemen:

As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-effective Amendment No. 3 and Registrant's Amendment No. 5 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Social Index Series, Inc., including its articles of incorporation, its by-laws, other original or photostat copies of trust records, documents, papers, statutes, and authorities as deemed necessary to form the basis of this opinion.

Therefore, I consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 3 and Registrant's Amendment No. 5 to its Registration Statement.

Sincerely,

/s/Lancelot King

Assistant General Counsel